EXHIBIT 10.8

XERIUM TECHNOLOGIES, INC.

SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

The following sets forth the terms and conditions of the Xerium Technologies, Inc. Senior Executive Annual Incentive Plan (the “Plan”) for specified executive officers and other senior employees of Xerium Technologies, Inc. (the “Company”) and its Subsidiaries (as defined below).

1.	Purpose

The purpose of this Plan is to advance the interests of the Company by enhancing the ability of the Company and its Subsidiaries to attract and retain management and employees who are in a position to make significant contributions to the success of the Company and its Subsidiaries and to reward such individuals for their contributions.

2.	Defined Terms

In this Plan, the following terms have the following meanings:

(a) “Actual Operating Cash” means, for a fiscal year, (i) net cash provided by operating activities of the Company and its Subsidiaries determined on a consolidated basis plus (ii) Consolidated Transaction Costs, as such term is defined in the Credit Agreement as in effect on the Effective Date, but only to the extent such amounts reduce net cash provided by operating activities for such year, minus (iii) gross capital expenditures of the Company and its Subsidiaries for such year other than capital expenditures relating to restructuring; plus (iv) cash restructuring costs incurred by the Company and its Subsidiaries for such year; plus (v) net cash proceeds from disposals of property and equipment received by the Company and its Subsidiaries for such year; plus (vi) interest payments of the Company and its Subsidiaries for such years plus (vii) income tax payments of the Company and its Subsidiaries for such year plus or minus (viii) such other amounts as the Committee shall determine no later than 90 days after the commencement of the applicable fiscal year (or such earlier time as is required to qualify the Awards as performance-based under Code Section 162(m)), in order to make the calculations of Actual Operating Cash appropriately consistent with the calculations used by the Committee in determining the amount of Target Operating Cash for such year. For avoidance of doubt, Actual Operating Cash shall be determined without regard to Awards granted under this Plan and the Company’s Executive Annual Incentive Plan (the “Executive Plan”) and Incentive Compensation Plan (the “Incentive Plan”) for a fiscal year, but shall be reduced by the amount of Awards paid under this Plan during such fiscal year or for any awards paid in respect the Company’s Executive Plan and Incentive Plan during such fiscal year. The Committee shall calculate the amount of Actual Operating Cash in a manner which is consistent with the audited financial statements of the Company for the applicable fiscal year, including without limitation the consolidated statement of cash flows.

(b) “Adjusted EBITDA” means, for a fiscal year, Adjusted EBITDA as such term is defined in the Credit Agreement as in effect on the Effective Date, provided, however,

that the Committee may, for any fiscal year, further adjust the computation of Adjusted EBITDA no later than 90 days after the commencement of the applicable fiscal year in order to make such computation consistent with the terms of the Credit Agreement, as it may be amended from time to time, or any substituted credit facility, or to take into account such other financial criteria as the Committee may determine. For avoidance of doubt, Awards paid with respect to this plan and awards paid under the Executive Plan and the Incentive Plan shall reduce Adjusted EBITDA for such fiscal year.

(c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, controls or is controlled by or is under common control with such Person.

(d) “Award” means, for a given fiscal year, as to each Participant, an award of cash under this Plan with respect to such year.

(e) “Applicable Law” means all applicable provisions of law, domestic or foreign, (including, without limitation, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with all regulations promulgated thereunder) and Stock Exchange Rules.

(f) “Board” means the board of directors of the Company or any committee thereof designated by the full board of directors of the Company, in each case as constituted from time to time.

(g) “Business Day” means a day on which the NYSE is open for trading.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” means the compensation committee of the Board, as such committee is from time to time constituted and which, for purposes of meeting certain requirements of Section 162(m) of Code and any regulations promulgated thereunder, may be deemed to be any subcommittee of the Committee to which the Committee has delegated its duties and authority under this Plan consisting solely of at least two “outside directors,” as defined under Section 162(m) of the Code and the regulations promulgated thereunder.

(j) “Company” means Xerium Technologies, Inc. and its successors.

(k) “Credit Agreement” means the Credit and Guaranty Agreement, dated as of May 18, 2005, entered into by and among the Company, certain subsidiaries of the Company, Citigroup Global Markets, Inc., CIBC World Markets Corp. and other agents and banks party thereto.

(o) “Effective Date” means the closing date of the Company’s initial public offering of common stock of the Company, $0.01 par value, as described in the Company’s Registration Statement on Form S-1 relating thereto, as declared effective by the Securities and Exchange Commission, including any amendment or amendments thereto.

(p) “NYSE” means the New York Stock Exchange.

(q) “Participant” means each executive officer and other senior employee of the Company or any of its Subsidiaries selected by the Committee from time to time to participate in this Plan.

(r) “Person” means any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or other entity or group.

(s) “Plan” means this Xerium Technologies, Inc. Senior Executive Annual Incentive Plan, as an “employee benefit plan” (within the meaning of the Exchange Act), as amended from time to time.

(t) “Specified Percentage” means, with respect to a Participant, a percentage determined by the Committee, in its sole discretion, not later than 90 days after the commencement of the fiscal year to which it relates.

(u) “Stock Exchange Rules” means the applicable rules of the NYSE, or any other principal stock exchange or market upon which the shares of common stock are listed for trading.

(v) “Subsidiary” means any Person of which the Company at the time (i) owns, directly or indirectly, at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or (ii) controls, directly or indirectly, the board of directors or managers (or equivalent governing body) of such Person.

(w) “Target Adjusted EBITDA” means, for a fiscal year, a target dollar amount, established by the Committee, of Adjusted EBITDA for such year.

(x) “Target Operating Cash” means, for a fiscal year, a target dollar amount, established by the Committee, of Actual Operating Cash to be generated by the Company and its Subsidiaries on a consolidated basis for such year.

3.	Administration and Amendment

3.1. Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to: (a) determine the Participants in the Plan for any fiscal year, (b) determine the amount of Actual Operating Cash and Target Operating Cash for any fiscal year; (c) determine the amount of the Adjusted EBITDA and Target Adjusted EBITDA for any fiscal year, (d) determine, modify or waive the terms and conditions of each Award; and (e) interpret the Plan and any terms and conditions associated with any Award granted under the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan or any Award granted under the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m) of the Code, the Committee will exercise its discretion consistent with qualifying Awards for that exception. Determinations of the Committee made under the Plan shall be conclusive and shall bind all parties.

3.2. Amendment. The Committee may amend, suspend or discontinue the Plan at any time or times, subject to Applicable Law and the receipt of any required regulatory approvals and, where required by Applicable Law (whether pursuant to Stock Exchange Rules or in order to cause the Awards payable under this Plan to be fully deductible by the Company and its Subsidiaries pursuant to Section 162(m) of the Code or otherwise), subject to approval by the stockholders of the Company. No such amendment shall adversely affect the rights of any Participant as to any Award previously granted under the Plan without the consent of the Participant who was granted such Award.

4.	Establishment of Target and Grant of Awards

4.1. Establishment of Target Adjusted EBITDA and Target Operating Cash. The Committee shall establish the amount of the Target Adjusted EBITDA and Target Operating Cash for any fiscal year not later than 90 days after the commencement of such year (provided that for 2005, such amounts shall instead be established prior to the Effective Date) (or such earlier time as is required to qualify Awards as performance-based under Code Section 162(m)); provided, however, that the amount so established by the Committee may be adjusted by the Committee after the initial determination of the amount to reflect any significant change of circumstance, including without limitation, the acquisition or disposition of any business by the Company or any of its Subsidiaries. The amount of the Target Operating Cash and Target Adjusted EBITDA for any fiscal year shall be determined by the Committee at the same time and in the same manner as under the Executive Plan and the Incentive Plan.

4.2. Grant of Awards. If Adjusted EBITDA equals Target Adjusted EBITDA in respect of a fiscal year, each Participant shall receive an Award equal to a Specified Percentage of such Participant’s base salary for such fiscal year, subject to the provisions of Section 4.3. If Adjusted EBITDA equals 110% percent of Target Adjusted EBITDA in respect of a fiscal year, each Participant shall receive an Award of 200% of such Participant’s Specified Percentage for such fiscal year, subject to the provisions of Section 4.3. In the event Adjusted EBITDA is greater than Target Adjusted EBITDA but less than 110% of Target Adjusted EBITDA, each Participant shall receive an Award equal to the Specified Percentage of base salary paid plus an additional percentage of the Specified Percentage equal to 10 times the percentage (including fractions thereof) by which Adjusted EBITDA exceeds Target Adjusted EBITDA (subject to the 200% maximum), subject to the provisions of Section 4.3. By way of example, if Adjusted EBITDA is equal to 105% of Target Adjusted EBITDA and the Participant’s Specified Percentage is 75%, the Award shall be 150% of the Specified Percentage (i.e., 112.5% of the Participant’s base salary).

4.3. Adjustment of Awards; Operating Cash and Target Adjusted EBITDA Hurdles.

4.3.1. Hurdles. Notwithstanding the provisions of Section 4.2, Awards shall be payable under the Plan in respect of a fiscal year only if (1) Actual Operating Cash exceeds the Target Operating Cash, and (2) Adjusted EBITDA, before reduction for payments under the Plan, the Executive Plan and the Incentive Plan, exceeds Target Adjusted EBITDA. In no event shall payments under the Plan, the Executive Plan or the Incentive Plan cause Adjusted EBITDA to be less than Target Adjusted EBITDA.

4.3.2. Adjustments. As used herein, “Base Amount,” with respect to a fiscal year, means the sum of (i) Awards under the Plan at a level equal to the Specified Percentage of the base salary of all Plan participants for such fiscal year (“Base Award”), plus (ii) awards under the Executive Plan at a level equal to the Specified Percentage (with respect to the participants in the Executive Plan, as defined in the Executive Plan) of all of the participants in such plan for such fiscal year (“Executive Base Award”), plus (iii) awards under the Incentive Plan to all participants with respect to which Performance Targets (as defined in the Incentive Plan) are satisfied for a fiscal year, but determined without regard to the level of Adjusted EBITDA and Actual Operating Cash for such year (each an “Unadjusted Incentive Award”). If the requirements of the first sentence of Section 4.3.1 are satisfied and the excess (such excess, the “Bonus Pool”) of (x) Adjusted EBITDA, before reduction for payments under the Plan, the Executive Plan and the Incentive Plan over (y) Target Adjusted EBITDA is less than the Base Amount, each of the Awards under the Plan for the applicable fiscal year shall equal the applicable Base Award for such year multiplied by a ratio, the numerator of which is the Bonus Pool and the denominator of which is the Base Amount. If the requirements of the first sentence of Section 4.3.1 are satisfied for a fiscal year and the Bonus Pool for such fiscal year is equal to or greater than the Base Amount, the Unadjusted Incentive Awards will be paid in accordance with the Incentive Plan and each of the Awards under this Plan and the awards under the Executive Plan for the applicable fiscal year shall equal (1) the applicable Base Award or Executive Base Award, plus (2) a pro rata portion, based on the relative Base Awards and Executive Base Awards under the Plan and the Executive Plan respectively, of an additional amount such that actual Adjusted EBITDA represents a percentage of Target Adjusted EBITDA equal to (x) a ratio, the numerator of which is the percentage of the applicable Base Award or Executive Base Award represented by the Award (or award under the Executive Plan) as finally determined, minus 100%, and the denominator of which is 10, plus (y) 100%, provided that no Award shall exceed 200% of the applicable Base Award (and no award under the Executive Plan shall exceed 200% of the applicable Executive Base Award). Reductions of Awards hereunder shall not be carried over into subsequent fiscal years.

4.4. Application of 162(m). This Section 4.4 applies to any Award intended to qualify as performance-based for purposes of Code Section 162(m). In the case of any Award to which this Section 4.4 applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. No Award to which this Section 4.4 applies may be granted if the Committee determines that in order for such Award to qualify as performance-based for purposes of Code Section 162(m), the Plan must be submitted to and approved, or resubmitted to and approved, by the stockholders of the Company in accordance with the requirements of Code Section 162(m), unless such grant is made contingent upon such approval. The maximum per Participant Award under the Plan for any fiscal year shall not exceed $2,500,000.

4.5. No Right to Participate. Nothing in the Plan shall be deemed to create any obligation on the part of the Committee to select any executive officer or senior employee as a Participant, nor confer upon any Participant in the Plan the right to remain a Participant in the Plan on the same terms or conditions, or at all, for any subsequent fiscal year.

5.	Payment of Awards

Payment of any Award under the Plan with respect to a fiscal year shall be made on or before March 15 of the fiscal year following the fiscal year with respect to which the Award is made.

6.	Operation of the Plan

6.1. Compliance with Applicable Law. As a condition of participating in the Plan, each Participant agrees to comply with all Applicable Laws and agrees to furnish to the Company all information and undertakings as may be required to permit compliance by the Company with Applicable Law.

6.2. Withholding. The Company may withhold from the payment of each Participant’s Award all taxes and other assessments, if any, required by Applicable Law to be withheld.

7.	Merger or Combination.

If (a) the Company merges into or combines with any other entity and, immediately following such merger or combination, any Person or group of Persons acting in concert holds 50% or more of the voting power of the entity surviving such merger or combination (other than any Person or group of Persons which held 50% or more of the Company’s voting power immediately prior to such merger or combination or any Affiliate of any such Person or member of such group); (b) any Person or group of Persons acting in concert acquires 50% or more of the Company’s voting power; or (c) the Company sells all or substantially all of its assets or business for cash or for securities of another Person or group of Persons (other than to any Person or group of Persons which held 50% or more of the Company’s total voting power immediately prior to such sale or to any Affiliate of any such Person or any member of such group), then, unless the Committee provides for the continuation or assumption of some or all unpaid Awards or for the grant of new awards in substitution therefor (which need not be payable in cash) by the surviving entity or acquiror, in each case on such terms and subject to such conditions as the Committee may determine, with respect to any Award that is not so assumed or continued (i) the then current fiscal year shall be deemed to end on the last day which is the last day of a fiscal quarter occurring on or prior to the effective date of the merger, combination or sale (or if the Committee in its sole discretion determines that it can make a reasonable determination of Adjusted EBITDA and Actual Operating Cash through such effective date, the current fiscal year shall be deemed to end on such effective date); (ii) the Target Adjusted EBITDA and Target Operating Cash shall be prorated for the number of days in such shortened fiscal year; and (iii) the amount of the prorated Awards for such shortened fiscal year shall be determined and the Company shall pay, within twelve months following the effective date of such transaction, such prorated Award to each Participant in respect of such shortened fiscal year.

8.	Termination of Employment

8.1. Resignation or Termination by the Company. If a Participant ceases to be employed by the Company or any of its Subsidiaries prior to the end of any fiscal year as a result of resignation, dismissal or any other reason, such Participant shall cease to be a Participant in the Plan on the date employment ceases and shall not receive any Award under the Plan in respect of such fiscal year.

8.2. Rights upon Termination Pursuant to Agreement. The Company may provide rights to a Participant in respect of such Participant’s Awards upon termination of such Participant’s employment that differ from those set forth in Section 8.1 pursuant to an agreement with such Participant. Except to the extent otherwise addressed in any such agreement, the provisions of this Plan, including Section 8.1, shall control.

9.	Rights of Participants

9.1. No Right to Continue as Officer or Employee. Neither the adoption of the Plan nor the selection of any Participant as a Participant shall confer any right to continue as an officer or employee of the Company or any of its Subsidiaries, or affect in any way the right of the Company or any of its Subsidiaries to terminate such Participant’s employment at any time. Neither any period of notice, nor any payment in lieu thereof, upon termination of employment shall be considered as extending the period of employment for the purposes of the Plan.

9.2. No Trust or Fiduciary Relationship. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and any Participant or be construed as requiring the Company or any Subsidiary or Affiliate of the Company to establish a trust or otherwise to set aside assets to fund the payment of Awards hereunder. A Participant’s right to receive payment from the Company in respect of any Award shall be no greater than the right of any unsecured general creditor of the Company.

9.3. No Assignment by Participants. The interest of any Participant under the Plan or in any Award shall not be transferable or alienable by such Participant either by pledge, assignment or in any other manner, except that in the event of a Participant’s death following the completion of a fiscal year but prior to the payment of an Award with respect to such fiscal year it shall inure to the benefit of and be binding upon the Participant’s estate (or beneficiary if one has been designated to the Company in writing prior to such death).

10.	Miscellaneous

10.1. Severability. Any term or provision of this Plan that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under Applicable Law, be invalid or unenforceable in any respect, it is the intent of the Company that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, Applicable Law.

10.2. Governing Law. This Plan and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.	Effective Date of Plan and Term of Plan

11.1. Effective Date. The Plan shall take effect on the Effective Date, subject to its prior approval by the Company’s shareholders. For avoidance of doubt, this Plan shall apply with respect to the full fiscal year in which the Effective Date occurs.

11.2. Term. No Awards shall be made under the Plan in respect of any fiscal year commencing after the tenth anniversary of the Effective Date.